Exhibit 99.1

NEWS RELEASE
Contacts:	Dennard Rupp Gray & Lascar, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

Hyperdynamics Announces Election of Ian Norbury as Director

HOUSTON, January 31, 2013 — Hyperdynamics Corporation (NYSE: HDY) announced today the election of Ian Norbury as a member of its Board of Directors.

Mr. Norbury is a Director of Hannon Westwood, a UK firm providing consultancy services for the oil and gas industry.  With experience spanning exploration and development projects internationally, he has a track record as an oil and gas finder, and in technical and business management.  Prior to joining Hannon Westwood in 2003, Mr. Norbury held various positions with Amoco Norway, Conoco and Amerada Hess International, most recently as Executive Manager Exploration with responsibility for worldwide exploration performance, including West and North Africa.

“We are pleased that Ian has agreed to join our Board,” commented Robert A. Solberg, Chairman of the Board of Directors. “Ian’s geologic training, exploration and project background, and strategic financing experience in the European energy market will be valuable to Hyperdynamics.”

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at http://www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions of future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

#   #   #